EXHIBIT 5.1

Andrews Kurth LLP 1350 I Street, NW Suite 1100 Washington, DC 20005 +1.202.662.2700 Phone +1.202.662.2739 Fax andrewskurth.com

September 5, 2014

Rose Rock Midstream, L.P.

Two Warren Place

6120 S. Yale, Suite 700

Tulsa, Oklahoma 74136

Re: Rose Rock Midstream, L.P. and Rose Rock Finance Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Rose Rock Midstream, L.P., a Delaware limited partnership (the “Partnership”), and Rose Rock Finance Corporation, a Delaware corporation (“Rose Rock Finance” and together with the Partnership, the “Issuers”), in connection with the public offering of $400,000,000 aggregate principal amount of the Issuers’ 5.625% Senior Notes due 2022 (the “Exchange Notes”), which are to be guaranteed pursuant to guarantees thereof (the “Guarantees”) by each of the guarantor subsidiaries of the Partnership that is a party to the Indenture (as defined below) (collectively, the “Guarantors” and together with the Issuers, the “Obligors”). The Exchange Notes are to be issued under an Indenture dated as of July 2, 2014 (the “Indenture”) among the Obligors and Wilmington Trust, National Association, as trustee (the “Trustee”), pursuant to an exchange offer (the “Exchange Offer”) by the Issuers, in exchange for a like principal amount of the Issuers’ issued and outstanding 5.625% Senior Notes due 2022 (the “Original Notes”), as contemplated by the Registration Rights Agreement dated as of July 2, 2014 (the “Registration Rights Agreement”) among the Obligors and the initial purchasers party thereto.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the registration statement on Form S-4 of the Obligors, filed with the Securities and Exchange Commission (the “SEC”) on September 5, 2014 (the “Registration Statement”);

(b)	the Registration Rights Agreement;

(c)	the Indenture; and

(d)	the form of the Exchange Notes attached to the Indenture.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Obligors and such agreements, certificates of public officials, certificates of officers or other representatives of the Obligors and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In rendering the opinions set forth below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents supplied to us as originals, (iv) the conformity to the authentic originals of all documents supplied to us as certified, photostatic or faxed copies, (v) the authenticity of the originals of such latter documents and (vi) that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued in compliance with applicable federal and state securities laws and in the manner described in the Registration

Austin    Beijing    Dallas    Dubai    Houston     London    New York    Research Triangle Park    The Woodlands    Washington, DC

Rose Rock Midstream, L.P.

September 5, 2014

Statement. In conducting our examination of documents, we have assumed the power, corporate or other, of all parties thereto other than the Obligors to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties (other than the Obligors) of such documents and that, except as set forth in the opining paragraphs below, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties (other than the Obligors).

We express no opinion other than as to (i) the laws of the State of New York that are normally applicable to transactions of the type contemplated by the Exchange Offer and the Exchange Notes, (ii) the General Corporation Law of the State of Delaware, (iii) the Delaware Revised Uniform Limited Partnership Act and (iv) the Delaware Limited Liability Company Act (including in the cases of the immediately preceding clauses (ii), (iii) and (iv), the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws or acts).

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, when the Exchange Notes (in the form examined by us) have been duly executed by the Issuers, authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered upon consummation of the Exchange Offer against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Registration Rights Agreement and the Indenture, (1) the Exchange Notes will constitute valid and legally binding obligations of the Issuers and (2) the Guarantees will constitute valid and legally binding obligations of the Guarantors.

Our opinion expressed above is subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing, and we express no opinion herein with respect to provisions relating to severability or separability. Furthermore, (a) we express no opinion regarding the validity or effect of any provision purporting to establish any obligation of any party as absolute or unconditional regardless of the occurrence or non-occurrence or existence or non-existence of any event or other state of facts or purporting to limit the use of the Indenture in interpreting any other indenture, loan or debt agreement or vice versa, and (b) certain of the waivers included in the Indenture relating to the guaranties by the guarantors that may become party thereto may be unenforceable in whole or in part.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in law.

Very truly yours,

/s/ Andrews Kurth LLP